UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2011

NATIONAL TECHNICAL SYSTEMS, INC.

California	0-16438	95-4134955
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

24007 Ventura Boulevard, Suite 200
Calabasas, California	91302
(Address of Principal Executive Offices)	Zip Code

(818) 591-0776
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

See the disclosure under item 2.01 below which is incorporated by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 20, 2011, we entered into an Asset Purchase Agreement with Ingenium Testing, LLC an Illinois limited liability company, and two affiliated companies, pursuant to which we acquired substantially all of the assets of Ingenium Testing for $12.5 million in cash, plus potential earn-out consideration.

The assets acquired under the asset purchase agreement include 12 fully-automated test chambers including a U.S. Federal Communications Commission-listed chamber; a reverberation chamber; multiple U.S. Department of Defense military-standard chambers; a lightning strike test area; and multiple, advanced resources for electromagnetic interference (EMI) and electromagnetic compatibility (EMC) testing situated in a modern EMC/EMI testing facility.   The assets also include the assignment of specified customer contracts.  Ingenium’s customer base, capabilities and service offerings are concentrated in the aerospace, heavy industry and automotive markets, all of which are among NTS’ core competencies.

The purchase price for the assets is approximately $12.5 million in cash, as well as the assumption or obligations under specified assumed contracts.  In addition to the cash at closing the asset purchase agreement provides the sellers with the right to earn up to $7.1 million in additional cash consideration based on the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) targets for each of the three years following the acquisition date.  The EBITDA targets for 2012, 2013 and 2014 are $3.0 million, $5.4 million and $5.9 million, respectively.  Upon achievement of the EDITDA target in any year, the sellers would have the right to receive additional cash consideration in the amount of $3.0 million, plus 40% of the amount by which actual EBITDA exceeded the target, up to the aggregate of total of $7.1 million.

In connection with the acquisition, we entered into a new lease, with an initial five-year term, for Ingenium’s state-of-the-art, 84,000 square foot facility located in Rockford, Illinois.

The sellers' indemnification obligations under the asset purchase agreement are secured by an offset against any earn-out consideration and the base rent under the lease for the Rockford Illinois facility.  In the event of an indemnification claim against the sellers, the base rent under the lease will be reduced by the amount of such claim, up to a maximum reduction of $60,000 per year, and $300,000 in the aggregate.

The acquisition gives us a major presence in the Chicago region, which reaches into Wisconsin, Indiana, Michigan and the rest of Illinois, and is the second largest market in the U.S. for our testing and engineering services.  We anticipate that the acquisition will contribute at least an additional $3 million in EBITDA in the first full fiscal year following the acquisition.

A copy of the press release announcing the entry into the asset purchase agreement is attached as an exhibit to this report and is incorporated herein by this reference.  The above summary of the asset purchase agreement and the transactions contemplated thereby is qualified in its entirety by reference to the asset purchase agreement, a copy of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Asset Purchase Agreement dated July 20, 2011 between NTS and Ingenium Testing
99.1	Press Release dated July 21, 2011 related to the acquisition of Ingenium Testing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 26, 2011	National Technical Systems, Inc.

		By:	/s/ Raffy Lorentzian
			Name:	Raffy Lorentzian
			Title:	Senior Vice President Chief Financial Officer